UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices)
(212) 874-8282
(Registrant’s telephone number,
including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
          On October 24, 2006, The Princeton Review, Inc. (the “Company”) determined that a restatement of its annual reports for 2005 and 2004 and quarterly reports for 2006, 2005 and the second and third quarters of 2004 was necessary in light of the Company’s review of its accounting for embedded derivatives under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), related to the Company’s Series B-1 Convertible Redeemable Preferred Stock (“Preferred Stock”).Accordingly, the Company’s consolidated financial statements included in the Company’s annual reports for 2005 and 2004 and quarterly reports for 2006, 2005 and the second and third quarters of 2004 should no longer be relied upon. The Company will file appropriate amendments to prior reports to effect these restatements.
          On October 24, 2006, the Audit Committee of the Board of Directors of the Company, in consultation with the Company’s management and its independent registered public accounting firm, Ernst & Young LLP, concluded that the Company’s method of accounting for the Preferred Stock must be changed. This conclusion was reached following a thorough evaluation of the Company’s accounting treatment of the Preferred Stock in response to a comment letter from the Staff of the Division of Corporation Finance of the Securities and Exchange Commission relating to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
          The Company will restate its financial statements to modify its accounting for the Preferred Stock as follows:
•	The Company will separate certain derivatives embedded within the Preferred Stock, based on their combined fair value when the Preferred Stock was issued in June 2004. The Company will also separately account for the warrant (that grants rights to purchase additional Preferred Stock) that was issued simultaneously with the Preferred Stock. The combined embedded derivatives and warrant will be accounted for as liabilities reducing the amount of proceeds (and recorded value) allocated to the Preferred Stock.

•	In periods subsequent to the issuance of the Preferred Stock, the Company will account for the combined embedded derivatives and the warrant as liabilities at fair value, with changes in fair value recognized in earnings.

•	The Company will accrete the discount resulting from allocation of the proceeds to the combined embedded derivative and the warrant to increase the recorded value of the Preferred Stock to its redemption amount during the period from June 2004 to the earliest possible redemption date — November 28, 2005. The accretion in the recorded value of the Preferred Stock will be reported as Preferred Stock dividends.
          The Company has not yet finalized its analysis of the impact of the foregoing changes on its previously reported financial results. However, the Company currently expects that its financial results will be restated within the following ranges. The following financial information is unaudited, and is subject to further revision:

	Reported	Expected Range of
	Amounts	Restated Results
For the Year Ended December 31, 2004
Net loss attributed to common stockholders	($30,841,000)	($30,821,000)	to	($30,811,000)
Long-term liabilities	$5,601,000	$5,941,000	to	$6,011,000
Preferred stock	$9,736,000	$9,296,000	to	$9,376,000

For the Year Ended December 31, 2005
Net loss attributed to common stockholders	($4,328,000)	($4,968,000)	to	($4,848,000)
Long-term liabilities	$5,172,000	$5,082,000	to	$5,102,000
Preferred stock	$10,000,000	unchanged

For the Six Months Ended June 30, 2006
Net loss attributed to common stockholders	($3,590,000)	($3,390,000)	to	($3,350,000)
Long-term liabilities	$3,369,000	unchanged
Preferred stock	$6,000,000	unchanged
          None of the foregoing modifications to the Company’s accounting for the Preferred Stock will affect the Company’s revenue or cash flows.
          The Company’s Audit Committee has discussed the matters disclosed in this Form 8-K with Ernst & Young LLP.
          The Company is currently evaluating whether this restatement of accounting for the Preferred Stock was the result of a material weakness in the Company’s internal control over financial reporting.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 27, 2006

THE PRINCETON REVIEW, INC.
By	/s/Andrew Bonanni
	Name:	Andrew Bonanni
	Title:	Chief Financial Officer